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                     September 29, 2023

       Michael Riccio
       Chief Financial Officer
       Applied UV, Inc.
       150 N. Macquesten Parkway
       Mount Vernon, NY 10550

                                                        Re: Applied UV, Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed August 28,
2023
                                                            File No. 001-39480

       Dear Michael Riccio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Jeffrey P. Wofford